EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

Board of Directors and Partners

Sotherly Hotels LP

We consent to the incorporation by reference in the registration statement No. 333-192213 on Form S-8  of Sotherly Hotels LP and subsidiaries (the “Partnership”) of our report dated March 24, 2021, with respect to the consolidated financial statements and related financial statement schedule of the Partnership, which report appears in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Dixon Hughes Goodman LLP

Richmond, Virginia

March 24, 2021